UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported:  February 16, 2012

General Moly, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32986	91-0232000
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
(Address of principal executive offices, including zip code)

(303) 928-8599
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2012, the Board of Directors (the “Board”) of General Moly, Inc. (the “Company) approved the payment of customary director compensation to Nelson Feng Chen, a Class III director of the Company, effective as of January 1, 2012.  Mr. Chen was designated for appointment to the Board by Hanlong (USA) Mining Investment, Inc. (“Hanlong”) pursuant to the Stockholder Agreement dated as of December 20, 2010, by and between the Company and Hanlong (the “Stockholder Agreement”). The Stockholder Agreement provides that the director designated by Hanlong would not be compensated as a director.  The parties to the Stockholder Agreement have both consented to compensating Mr. Chen, and the Board has determined that in the future, directors who are not employees of the Company will receive standard director compensation.

In accordance with the Company’s standard director compensation program, on February 16, 2012, Mr. Chen was issued a sign-on equity grant of 20,000 fully vested shares of the Company’s common stock and an annual equity grant of 15,000 fully vested shares of the Company’s common stock.  Mr. Chen will also receive an annual cash retainer of $40,000 and Board and committee meeting fees of $1,000 per each meeting attended.

Item 8.01              Other Events.

On February 16, 2012, the Company issued a press release announcing the date and location of its 2012 annual meeting of stockholders and the record date for the meeting.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01              Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description

10.1	Stockholder Agreement between the Company and Hanlong (USA) Mining Investment, Inc. dated December 20, 2010 (Filed as Exhibit 10.1 to our Current Report on Form 8-K filed on December 21, 2010.)
99.1	Press Release of General Moly, Inc. dated February 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOLY, INC.

Dated: February 22, 2012	By:	/s/ David A. Chaput
David A. Chaput
Chief Financial Officer